UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ICT GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a memorandum that was distributed to all full-time U.S. employees of ICT Group, Inc. by John Brennan, President and Chief Executive Officer, on December 16, 2009:

Memo

To:	All ICT Group Full-Time U.S. Employees
From:	John Brennan, President and CEO
Date:	December 16, 2009
Re:	U.S. Full-Time Severance Clarification

On October 9th a memo was circulated to all full-time employees regarding severance benefits if an employee is terminated in the 12 month period after the closing of the proposed merger with Sykes Enterprises. We recognize that the severance provisions attached to the October 9th memo were different than those distributed to ICT employees in late 2008.

I am pleased to confirm that the severance guidelines that have been in effect since December 2008 (the specifics of which are attached to this memo) are the severance guidelines that are currently in place for ICT Group’s full-time employees. As noted in the October 9th memo, under the current merger agreement, Sykes Enterprises has agreed for 12 months after the closing of the proposed merger to provide ICT employees the same severance benefits currently provided by ICT.

Thank you for your continued commitment to ICT.

Additional Information

In connection with the proposed merger, Sykes has filed with the SEC a Registration Statement on Form S-4 containing a preliminary proxy statement of ICT that also constitutes a prospectus of Sykes. ICT will mail the definitive proxy statement/prospectus to its shareholders. Sykes and ICT urge investors and security holders to read the definitive proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain copies of all documents filed with the Securities and Exchange Commission regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents free from Sykes at http://investor.Sykes.com/phoenix.zhtml?c=119541&p=irol-sec,or by contacting Sykes’ Investor Relations Department at 1-813-233-7143, or by contacting MBS Value Partners at 1-212-750-5800. You may also obtain these documents, free of charge, from ICT at www.ictgroup.com.

Sykes, ICT and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from ICT shareholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the ICT shareholders in connection with the proposed merger are set forth in the preliminary proxy statement/prospectus that was filed with the SEC on October 29, 2009. You can find information about Sykes’ executive officers and directors in the proxy statement for Sykes’ 2009 annual meeting of shareholders, filed with the SEC on April 22, 2009. You can find information about ICT’s executive officers and directors in the proxy statement for ICT’s 2009 annual meeting of shareholders, filed with the SEC on April 29, 2009. Free copies of these documents may be obtained from Sykes and ICT as described above.

ICT December 2008 Severance Provisions

(Applicable for a 12 month period after Closing of the ICT Merger Agreement with Sykes)

Upon termination of employment, all affected employees in good standing at the time of termination will receive two weeks’ salary in lieu of notice whether or not they sign a severance agreement and release. Additional severance benefits based upon service, salary and age (as further outlined below) will be paid provided the employee signs, and does not revoke, a severance agreement and release in exchange for this payment. The individual details of this severance payment, and any other benefits that affected employees may be entitled to, will be communicated in writing to individual employees at the time of termination (if applicable). The overall severance payment will be calculated as follows:

The employee will receive a lump sum payment equivalent to the sum of the following (as applicable):

1.	In Lieu of Notice: 2 weeks severance payment

PLUS

2.	Service: based on full months of continuous employment

•	< 1 year service = no severance payment
•	1 < 2 years service = 1 week severance payment
•	2 < 4 years service = 2 weeks severance payment
•	4 < 6 years service = 3 weeks severance payment
•	6 < 10 years service = 4 weeks severance payment
•	10 < 20 years service = 6 weeks severance payment
•	20 + years service = 8 weeks severance payment

PLUS

3.	Salary: does not apply if less than 1 year of continuous employment

•	< $25,000 = 1 week severance payment
•	$25,000 to $49,999 = 2 weeks severance payment
•	$50,000 to $74,999 = 3 weeks severance payment
•	$75,000 + = 4 weeks severance payment

PLUS

4.	Age: employees over the age of 40 will receive 2 additional weeks of severance.

VP’s and above will receive a total of 13 weeks severance in addition to the 2 weeks salary in lieu of notice, regardless of years of service or salary level. An exception to this will be those VP’s and above covered under pre-existing Employment Agreements, which will be implemented according to their terms.